                                                                EXHIBIT 99(a)(9)

                 [LETTERHEAD OF REED ELSEVIER APPEARS HERE]

                                PRESS RELEASE

                                                                   14 April 1997

                      REED ELSEVIER ANNOUNCES EXPIRY OF
             ANTITRUST WAITING PERIOD ON MDL INFORMATION SYSTEMS

Reed Elsevier plc confirmed today that, with respect to the proposed acquisition of MDL Information Systems, Inc. by Elsevier Science, Inc., the waiting period under the pre-merger notification requirement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on 10 April 1997 without a request for additional information by the United States Federal Trade Commission or Department of Justice.

The $32 per share cash tender offer for MDL is scheduled to expire at 12:00 Midnight, New York time, on Thursday, 24 April 1997.

For further information:

London:         Nigel Stapleton         Tel +44 171 491 8277
Amsterdam:      Paul Vlek               Tel +31 20 515 9358
New York:       Paul Richardson         Tel +1 212 309 8172